Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:

David Jones
Executive Vice President and Chief Financial Officer
865-293-5299

MEDIA CONTACT:

Tracy Young
Vice President, Communications
800-818-1498

Mary R. Grealy Elected to Board of Directors of

Team Health Holdings Inc.

Knoxville, Tenn. – (OCTOBER 2, 2012) – Team Health Holdings Inc. (“TeamHealth”) (NYSE:TMH) announced today that the company’s Board of Directors elected Mary R. Grealy, President of the Healthcare Leadership Council (HLC), as a member of the board.

“We are delighted to have Mary join our Board, given her long history of involvement in healthcare policy matters and her relationships with many constituents including governmental and provider entities,” said Lynn Massingale, M.D., FACEP, Executive Chairman and Co-Founder of TeamHealth.

Grealy has served as President of the HLC, a coalition of chief executives of the nation’s leading healthcare companies and organizations, since 1999. The HLC advocates consumer-centered healthcare reform, emphasizing the value of private sector innovation. It is the only health policy advocacy group that represents all sectors of the healthcare industry. As a widely recognized expert in the field of health legislation and a member of the not-for-profit board of Duquesne University and a member of the American Health Lawyers Association, she frequently serves as a public speaker around the country.

Grealy has strong credentials within the hospital community, bringing 33 years of consulting and advising experience to the board as part of leading trade associations, testifying before Congress, and lobbying at various levels of government.

She formerly served as the Chief Washington Counsel for the American Hospital Association and as Chief Operating Officer and Executive Counsel for the Federation of American Hospitals. She began her career in the healthcare industry as a Legislative Assistant to U.S. House of Representatives’ Ways and Means Subcommittee on Health, during the Carter Administration.

“Mary has a deep knowledge of healthcare policy issues and vast experience in advising hospitals through leading national trade organizations,” said Greg Roth, President and Chief Executive Officer of TeamHealth “She will be a strong addition to our board.”

Grealy is a graduate of Duquesne University School of Law in Pittsburgh, and earned her undergraduate degree at Michigan State University.

About TeamHealth

TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its multiple service lines located in 17 regional sites, TeamHealth’s more than 8,300 affiliated healthcare professionals provide emergency medicine, anesthesia, hospital medicine, urgent care, and pediatric staffing and management services to more than 790 civilian and military hospitals, clinics, and physician groups in 47 states. The term “TeamHealth” as used throughout this release includes Team Health, Inc., and all of its related entities, divisions, subsidiaries and affiliated physicians and physician groups. For more information about TeamHealth, visit www.teamhealth.com.

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